As filed with the Securities and Exchange Commission on October 14, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QLT INC.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
887 Great Northern Way, Suite 101
Vancouver, B.C. Canada, V5T 4T5
(Address of Principal Executive Offices including Zip Code)

AMENDED AND RESTATED QLT 2000 INCENTIVE STOCK OPTION PLAN
(Full Title of the Plan)

Robert L. Butchofsky
President and Chief Executive Officer
QLT Inc.
887 Great Northern Way, Suite 101
Vancouver, British Columbia, V5T 4T5
Canada
(604) 707-7000
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Alan C. Mendelson, Esq.	Peter O’Callaghan, Esq.
Ora T. Fisher, Esq.	Blake, Cassels & Graydon LLP
Latham & Watkins LLP	595 Burrard Street
140 Scott Drive	P.O. Box 49314
Menlo Park, California 94025	Suite 2600, Three Bentall Centre
USA	Vancouver, British Columbia V7X 1L3
(650) 328-4600	Canada
(604) 631-3300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:
Large Accelerated Filer ☐	Accelerated Filer ☑	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Proposed
	Amount of	Proposed	Maximum
	Shares	Maximum	Aggregate	Amount of
Title of Securities	to be	Offering Price	Offering	Registration
To Be Registered	Registered(1)	Per Share(2)	Price(2)	Fee
Common Stock, without Par Value	800,000	$3.81	$3,048,000	$170.08

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the Amended and Restated QLT 2000 Incentive Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)	Estimated solely for the purpose of determining the registration fee computed in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the reported high ($3.87) and low ($3.75) sale prices of the common stock, as reported on the Nasdaq Global Select market on October 9, 2009.
Proposed sale to take place as soon after the effective date of the registration statement as options granted under the plan are exercised.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENTS
This Registration Statement on Form S-8 is being filed by QLT Inc. (the “Registrant” or “QLT”) to register 800,000 shares of common stock of the Registrant, without par value (the “Common Stock”), which may be acquired upon the exercise of options to purchase Common Stock issued to employees and directors of the Company under the Amended and Restated QLT 2000 Incentive Stock Option Plan (the “Plan”). Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8, Registration No. 333-12422, filed with the Securities and Exchange Commission (the “Commission”) on August 18, 2000, and the contents of the Registrant’s Registration Statement on Form S-8, Registration No. 333-100070, filed with the Commission on September 20, 2002, are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:
•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed by the Registrant with the Commission on March 5, 2009;

•	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, filed by the Registrant with the Commission on May 5, 2009 and August 6, 2009, respectively;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2009, January 15, 2009, January 27, 2009, January 30, 2009, February 13, 2009, February 25, 2009, March 12, 2009, March 26, 2009 (as amended by the Current Report on Form 8-K/A filed on March 30, 2009), May 26, 2009, June 3, 2009, July 28, 2009 (with respect to Item 8.01), September 9, 2009 and October 7, 2009; and

•	The description of the Registrant’s common stock, without par value, contained in a registration statement on Form F-1, filed with the Commission on September 25, 1989, including any subsequently filed amendments and reports updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The laws of British Columbia and QLT’s articles permit indemnification of directors and officers against certain liabilities in certain circumstances, provided that the director or officer acted honestly and in good faith with a view to the best interests of the company.
          Business Corporations Act
The Business Corporations Act (British Columbia) (the “BCBCA”) provides that a company may:

•	indemnify an eligible party against all eligible penalties, which include judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or

•	after the final disposition of an eligible proceeding, pay the expenses (which includes legal fees but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.
     However, after the final disposition of an eligible proceeding, a company is required to pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.
For the purpose of the BCBCA, an “eligible person”, in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director of another corporation at the time when the corporation is or was an affiliate of the company, or at the request of the company; or

•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.
     An “eligible proceeding” under the BCBCA is one in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A proceeding includes any legal proceeding or investigative action, whether current, threatened, pending or completed.
     Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party:
•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.
     Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay the expenses of the eligible party in respect of the proceeding.
     Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:
•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.
     The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.
      Articles of QLT
     Part 20 of QLT’s articles provide that QLT will indemnify a current or former director or officer of QLT and their respective heirs, personal representatives or other legal representatives in accordance with and to the extent permitted under the BCBCA. Expenses, including legal expenses, of a director or officer may be paid under that indemnity in advance of a final disposition of any matter that is the subject of the indemnity claim. In connection with that indemnity, the articles permit QLT to enter into indemnification agreements with our directors and officers. If permitted by the BCBCA, QLT also has the discretion under its articles to enter into indemnity agreements with any other person.
     QLT has entered into indemnity agreements with its directors and executive officers which provide, among other things, that, subject to any restrictions that may exist under the BCBCA or QLT’s articles, QLT will indemnify such director or officer, under the circumstances and to the extent specified, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or officer of QLT.
     QLT maintains directors’ and officers’ liability insurance coverage through a policy covering QLT and its subsidiaries. This insurance provides coverage for indemnity payments made by QLT to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by QLT. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.
Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.

5.1	Opinion of Blake, Cassels & Graydon LLP.

10.1	Amended and Restated QLT 2000 Incentive Stock Option Plan.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included in the signature page to this registration statement).
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 14th day of October, 2009.

QLT INC.
By:	/s/ Robert L. Butchofsky
Robert L. Butchofsky
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below does hereby constitute and appoint Robert L. Butchofsky and Cameron R. Nelson, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert L. Butchofsky	President, Chief Executive Officer (Principal	October 14, 2009
Robert L. Butchofsky	Executive Officer) and Director

/s/ Cameron R. Nelson	Vice President, Finance and Chief Financial	October 14, 2009
Cameron R. Nelson	Officer (Principal Financial and Accounting
Officer)

/s/ C. Boyd Clarke	Chairman of the Board and Director	October 14, 2009
C. Boyd Clarke

/s/ Bruce L.A. Carter Bruce L.A. Carter	Director	October 14, 2009

/s/ Peter A. Crossgrove Peter A. Crossgrove	Director	October 14, 2009

/s/ Kathryn E. Falberg Kathryn E. Falberg	Director	October 14, 2009

/s/ Ian J. Massey, Ph.D. Ian J. Massey, Ph.D.	Director	October 14, 2009

/s/ L. Jack Wood L. Jack Wood	Director	October 14, 2009

INDEX TO EXHIBITS
EXHIBIT

5.1	Opinion of Blake, Cassels & Graydon LLP.

10.1	Amended and Restated QLT 2000 Incentive Stock Option Plan.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included in the signature page to this registration statement).